UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2026

THE TIMKEN COMPANY

(Exact Name of Registrant as Specified in Charter)

Ohio (State or Other Jurisdiction of Incorporation)	1-1169 (Commission File Number) 4500 Mt. Pleasant St. NW North Canton, Ohio (Address of Principal Executive Offices)	34-0577130 (IRS Employer Identification No.) 44720-5450 (Zip Code)

234.262.3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, without par value	TKR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2026, the Board of Directors (the “Board”) of The Timken Company (the “Company”) appointed Stephen P. Ribaudo to the position of Executive Vice President and Chief Operating Officer of the Company effective as of September 1, 2026. Mr. Ribaudo, age 41, has served as Senior Vice President and General Manager of Commercial HVAC Americas of Carrier Global Corporation (“Carrier”), a global leader in heating, ventilation, and air conditioning and refrigeration, since April 2026. Prior to such role, he held positions with Carrier as Vice President and General Manager of Commercial HVAC Americas from August 2023 to April 2026, and Vice President, Global Operations for Fire & Security of Carrier from March 2022 to August 2023. Prior to his roles with Carrier, Mr. Ribaudo served as Executive Director, Wheel & Brake Operations at Collins Aerospace, an aviation and defense technology company, from September 2020 to March 2022.

Mr. Ribaudo will receive the following compensation in connection with his service as Executive Vice President and Chief Operating Officer of the Company: (1) base salary at the rate of $670,000 per year; (2) beginning with 2026, participation in the Company’s annual short-term incentive compensation program for executive officers, with a target award opportunity equal to 80% of his earned annual base salary and award achievement based on actual performance (with the payout for 2026 calculated as if Mr. Ribaudo had been employed by the Company starting on January 1, 2026); (3) beginning with 2026, participation in the Company’s annual long-term equity incentive compensation program for executive officers, with an aggregate target award opportunity equal to at least $1,794,000 for the first year’s grant (the 2026 grant will be comprised of time-based restricted stock units (“RSUs”) that generally vest ratably in annual amounts on the first four anniversaries of the date of grant, plus target performance-based RSUs for the 2026-2028 performance period on substantially the same terms as similar awards made to other Company executives for that performance period); (4) participation in the Company’s other standard benefits and perquisites for its executive officers; (5) a cash “sign-on” payment of $250,000; and (6) a $1,000,000 “make-whole” time-based RSU award that will generally vest in one-third amounts on each of the first three anniversaries of the date of grant.

Mr. Ribaudo will also enter into a Severance Agreement (the “Severance Agreement”) with the Company, in form and substance to be approved by the Board or an applicable committee of the Board. In general, the Severance Agreement will provide for severance payments, continued medical, dental and vision coverage for a specified period of time, a prorated annual incentive for the year of termination and certain other benefits as described in the Severance Agreement. Generally, if Mr. Ribaudo experiences a qualifying termination prior to a change in control of the Company, he will receive cash severance equal to the sum of his base salary plus his target annual incentive (plus continued participation for up to one year in the Company’s medical, dental, and vision plans and outplacement benefits on terms not less favorable than those in effect for actively employed key employees of the Company), and if Mr. Ribaudo experiences a qualifying termination within two years after a change in control of the Company, he will receive cash severance equal to two times the sum of his base salary plus his target annual incentive (plus up to two years of continued medical, dental and vision coverage and outplacement benefits). Mr. Ribaudo’s participation under the Severance Agreement is generally subject to a customary release of claims in favor of the

Company and his compliance with customary confidentiality, non-competition and other restrictive covenants.

Further, Mr. Ribaudo is expected to execute the Company’s standard Non-Disclosure, Restrictive Covenant, and Assignment Agreement, containing certain other confidentiality, non-competition and non-solicitation covenants, and the Company’s standard indemnification agreement for officers.

Item 8.01.	Other Events.

Effective upon Mr. Ribaudo’s start of employment with the Company, Timothy A. Graham will be appointed to the position of Executive Vice President and Chief Commercial Officer. Mr. Graham will lead enterprise-wide commercial strategy, marketing and commercial sales excellence, including oversight of sales execution and revenue growth in each of the regions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMKEN COMPANY

	By	/s/ Hansal N. Patel
Hansal N. Patel
Executive Vice President, General Counsel and Corporate Development
Date: July 31, 2026